Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
James Spiezio
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-661-2825
hunt@beaconpower.com

BEACON POWER AGREES TO ACCELERATE FUNDING
OF UP TO $14 MILLION FROM SEASIDE 88, LP

Tyngsboro, Mass., June 22, 2009 – Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has amended its existing common stock purchase agreement with Seaside 88, LP (“Seaside”), to provide for accelerated funding to Beacon of remaining amounts under its agreement with Seaside, which may be up to $14 million. The agreement calls for Seaside to buy 3 million shares of Beacon common stock per month, in equal semi-monthly transactions of 1.5 million shares, on the 5th and 20th of the month (or the next business day). The original agreement, which was initiated in February 2009 and has provided Beacon with a total of $4 million in funding thus far, required Seaside to buy $1 million of Beacon common stock each month for up to 18 months.

Under the amended agreement, Beacon will sell a fixed number of shares each month, instead of a fixed dollar amount of shares, subject to a maximum investment of $18 million (which includes the $4 million already received from Seaside). At each closing the price for each of the 1.5 million shares of Beacon common stock to be purchased by Seaside will be determined by applying a 14% discount to the ten-day volume weighted average trading price preceding the closing date, with no closing occurring if the calculated purchase price would be less than $0.20 per share. As in the original agreement, there are no warrants associated with the investment under this amendment. All other terms and conditions of the original agreement remain unchanged.

“We’re pleased that Seaside has agreed to our proposal to accelerate the pace of its ongoing investment, and to do so at a per-share price that is more favorable for Beacon shareholders than our previous agreement,” said Bill Capp, Beacon president and CEO.

“This is an important time as we look to ramp up production and deploy our flywheel energy storage systems in the coming months. This funding will help provide us with a financial base to both maintain flywheel production schedules and support our proposed commitment to the U.S. Department of Energy in our application for a loan guarantee, which they are now reviewing.”

The amended agreement adapts its earlier timing structure from three six-month terms to a structure based on investment transactions, or closings. Thus, what was a six-month term will now be a six-transaction term, broken out into semi-monthly closings conducted in half the time (three months). There are two closings remaining from the first term, which will take place on June 22nd and July 6th. In addition, Beacon has already exercised its option to extend the agreement for an additional six transactions, beginning on July 20th.

The overall maximum amount that Seaside has committed to invest in Beacon remains $18 million, of which up to $14 million is still available. There are a number of factors that could affect whether the entire remaining $14 million is received, including whether Beacon elects to exercise the option for the third term and the market value of the shares at the time of future closings.

About Beacon Power
Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.